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July 14, 1997

James A. Marcotte
Senior VP & CFO
The DeWolfe Companies
80 Hayden Ave.
Lexington, MA 02173

Dear Jim:

As requested, we have tabulated the vote cast at the Annual Meeting of Shareholders, of The DeWolfe Companies held on May 13, 1997 we tabulated proxies representing 2,854,866.562 shares of Common Stock or 86.040% of the total outstanding shares voted in the following manner:

We certify that the number of shares issued, outstanding and eligible to vote as of the record date of March 21, 1997 were 3,318,088.

1.       PROPOSAL I
         Election of Directors.

                               Number of Shares/Votes

                                            For               Authority Withheld
         Richard B. DeWolfe                 2,853,121.2970    1,745.2650
         A. Clinton Allen                   2,853,174.0760    1,692.4860
         Paul R. Del Rossi                  2,853,174.0760    1,692.4860
         R. Robert Popeo                    2,853,174.0760    1,692.4860


2.       PROPOSAL II
         To ratify the Selection of Ernst & Young LLP as the Company's Independent Auditors.

         For                        2,852,200.799
         Against                    682.885
         Abstain                    982.878
         Broker non-votes           -0-


Sincerely,


Stacey N. Seremetis
Account Manager